
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               SEP-30-1996
<CASH>                                       2,056,580
<SECURITIES>                                         0
<RECEIVABLES>                                  192,976
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                               3,188,506<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 (5,036,946)<F2>
<TOTAL-LIABILITY-AND-EQUITY>                 3,188,506<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            18,155,013<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                           (27,929,659)<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                           3,079,643
<INCOME-PRETAX>                             43,005,029
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         43,005,029
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                43,005,029
<EPS-PRIMARY>                                   546.66<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include real estate held for sale of $561,000, net deferred expenses of $214,141, and other assets of $163,809.
<F2>Represents partners' capital deficiency.
<F3>Liabilities include investments in unconsolidated partnerships of
$7,967,326, due to affiliates of $149 and accounts payable and other liabilities of $257,977.
<F4>Total revenue includes hotel operating revenue of $17,873,765 and interest and other revenue of $281,248.
<F5>Total expense includes gain on real estate sold of $42,411,767.
<F6>Represents net income per Unit of limited partnership interest.

